Exhibit 10.1

AMENDMENT TO FUTURESACCESSSM ADVISORY AGREEMENT

This amendment is made as of December 4, 2014 (the “Amendment”) among ASPECT FUTURESACCESS LLC, a Delaware limited liability company formerly known as “ML ASPECT FUTURESACCESS LLC,” (the “Fund”), MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”), and ASPECT CAPITAL LIMITED, a United Kingdom company (the “Trading Advisor”).

WHEREAS, the Fund, ML Aspect FuturesAccess Ltd., a Cayman Islands exempted company (the “Offshore Fund”), the Manager and the Trading Advisor entered into an Advisory Agreement dated as of May 28, 2004, as amended prior to the effective date set forth above (the “Advisory Agreement”);

WHEREAS, the Offshore Fund was dissolved as of December 31, 2012;

WHEREAS, the Fund, the Manager and the Trading Advisor wish to amend the Advisory Agreement with effect as of the date set forth above as follows.

NOW IT IS HEREBY AGREED as follows:

1.	The definition of “Fund” in the introductory paragraph of the Advisory Agreement shall be amended to reference only Aspect FuturesAccess LLC.

2.	The Offshore Fund shall no longer be a party to the Advisory Agreement.

3.	Section 1(f)(iii) of the Advisory Agreement be deleted in its entirety.

4.	Section 2(c)(i) of the Advisory Agreement be deleted in its entirety and replaced with the following:

“(c) Capacity and Position Limits.

(i)  The Trading Advisor agrees not to accept other client capital or accounts, if doing so could reasonably be expected to impair the Trading Advisor's ability to manage the Fund as contemplated by the Memorandum as applicable to the Trading Advisor, assuming that the capitalization of the Fund were equal to $300 million.  The Trading Advisor also agrees to consult with the Manager in the event that, notwithstanding the undertaking in the preceding sentence, the Manager believes that capacity restrictions may affect the Trading Advisor’s strategy on behalf of the Fund.

5.	Section 2(h) of the Advisory Agreement be deleted in its entirety and replaced with the following:

“(h) Intentionally Blank.”

6.	Section 5 of the Advisory Agreement be deleted in its entirety and replaced with the following:

“Management Fee.

As of the last Business Day of each calendar month, the Fund shall pay the Trading Advisor a Management Fee, calculated and payable in U.S. dollars, equal to:

(a)	0.125% (a 1.5% annual rate) of the aggregate gross asset value of the Class DT Interests (if any) of the Fund (as described in the Memorandum) (the “15% Class”); and

(b)
0.1667% (a 2% annual rate) of the aggregate gross asset value of the Class A, Class C, Class I, Class D, Class DS and Class M Interests of the Fund (as described in the Memorandum) (collectively, the “20% Classes”);

in each case, for the avoidance of doubt, such aggregate gross asset value being calculated prior to reduction for any accrued Incentive Fees or for the Management Fee being calculated.  Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid.”

7.	Section 6 of the Advisory Agreement be deleted in its entirety and replaced with the following:

6.      “Incentive Fee.

(a)           (i)           The Fund will pay to the Trading Advisor, for periods up to and including December 31, 2014, as of each December 31 and for periods commencing on or after January 1, 2015, on March 31, 2015 and thereafter at the end of each calendar quarter (i.e., the quarters ending on March 31, June 30, September 30 and December 31) (each, an “Incentive Fee Calculation Date”), an incentive fee equal to 15% of the New Trading Profit (defined below) allocated to the 15% Class and 20% of the New Trading Profit allocated to the 20% Classes as of such Incentive Fee Calculation Date (as applicable, the “Incentive Fee”).  Incentive Fees shall be calculated with respect to the 15% Class on the one hand and the 20% Classes as a whole on the other hand, irrespective of the performance of different investor’s Interests in such Classes.

           (ii)           “New Trading Profit” is calculated separately with respect to the 15% Class and the 20% Classes and equals any increase in the aggregate net asset value, subject to Section 6(a)(v), of the 15% Class or the 20% Classes, as applicable, as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the 15% Class or the 20% Classes, as applicable.

           (iii)           The “High Water Mark” attributable to each of the 15% Class and the 20% Classes shall be equal to the highest aggregate net asset value of the 15% Class or the 20% Classes, respectively, after reduction for the Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date. The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Fund’s account with the Trading Advisor (“Capital Withdrawals”) are made with respect to the 15% Class or the 20% Classes. The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by a fraction, the numerator of which is the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately following such Capital Withdrawal and the denominator of which is the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee. For the avoidance of doubt, the payment of expenses shall not be deemed a Capital Withdrawal and shall not reduce the High Water Mark.

            2.           If an Incentive Fee is paid with respect to the 15% Class or the 20% Classes as of an Incentive Fee Calculation Date, the relevant High Water Mark shall be reset to the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately following such payment and following the payment of the Sponsor’s Fees (as defined in the Memorandum) and Management Fees charged, in the aggregate, to each Class within such group.

            3.           For the avoidance of doubt, the High Water Mark shall be determined on the basis of the 15% Class on the one hand and the 20% Classes on the other hand and not on the basis of any individual investors or other group of investors.

            (iv.)           When there is an accrued Incentive Fee at the time any net Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by a fraction, the numerator of which is the amount of the Capital Withdrawal attributable to the 15% Class or the 20% Classes, as applicable, and the denominator of which is the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately prior to the Capital Withdrawal.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

            (v.)           New Trading Profit is calculated prior to the reduction for any Incentive Fees or Sponsor’s Fees being calculated as of such Incentive Fee Calculation Date with respect to the 15% Class or the 20% Classes, as applicable.  In addition, net asset value for purposes of calculating the Incentive Fee shall not include any interest income earned by the Fund and shall not be reduced by the Sponsor’s Fees, although such interest income shall increase, and such Sponsor’s Fees shall decrease, net asset value for purposes of determining the value of the Interests and the Sponsor’s Fee shall reduce net asset value when resetting the High Water Mark pursuant to Section 6(a)(iii)(2). For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Fund.

(b)           The termination date of this Agreement with respect to the Fund shall be treated as an Incentive Fee Calculation Date.

(c)           The Trading Advisor will, at the request of the Manager, receive the Incentive Fee either as a fee or as a profit allocation.

(d)           The Manager shall calculate the Management and Incentive Fees promptly after each date as of which either of such fees is due.  The Manager will deliver to the Trading Advisor a reasonably detailed summary of the Manager’s calculation of such fees, and such calculation shall be binding and conclusive among all affected parties unless the Trading Advisor objects in writing to such calculation by the close of business in New York on the second full New York business day following the delivery of such summary.”

8.	The following be included in the Advisory Agreement as Section 10(b)(vii):

(vii)                 The Manager will not sub-distribute, market and/or promote the Fund, directly or indirectly, to “retail clients” (as defined in applicable Financial Services Authority rules) in the United Kingdom through a United Kingdom branch or affiliate.”

9.	The following be included in the Advisory Agreement as Section 27:

“Semi-Monthly Liquidity.  The Trading Advisor acknowledges and understands that, effective October 15, 2012, the Manager changed the redemption rights and subscription dates of the Fund to permit subscriptions and redemptions on a semi-monthly basis.  As a result, the Fund began offering Units for subscription as of the 1st and 16th calendar day of each month starting on October 16, 2012.  In addition, investors may generally redeem any or all of their Units from the Fund in whole or fractional Units effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month.  The Manager may eliminate Fund investors’ mid-month redemption right at any time.  The Trading Advisor represents that it has the ability to, and agrees to, adjust the trading level of the account of the Fund, pursuant to the Trading Program, to reflect any increase or decrease in the net assets of the Fund necessary to accommodate redemptions or subscriptions in accordance with the schedule described above, and to otherwise accommodate such redemptions and subscriptions.”

10.	The amendments set out in Paragraphs 6 and 7 of this Amendment shall be deemed to have effect from June 2007.

11.	Except as specifically amended hereto, the Advisory Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

12.
The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Advisory Agreement shall be equally applicable to this Amendment.

13.
All parties represent and warrant each with respect to itself only that, they have taken all action required to be taken in order to authorize and effect this Amendment. This Amendment constitutes a legal, valid and binding and enforceable obligation of the respective parties.

14.
Upon the effectiveness of this Amendment, the parties hereby reaffirm all representations and warranties made in the Advisory Agreement as amended hereby, and certify that all such representations and warranties are true and correct in all respects on and as of the date hereof.

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IN WITNESS WHEREOF the parties hereto have entered into this Amendment on the date first above written.

The Funds:	The Trading Advisor:

ASPECT FUTURESACCESS LLC	ASPECT CAPITAL LIMITED

By: Merrill Lynch Alternative Investments LLC, its manager	By: /s/ John Wareham
Name: John Wareham
By: /s/ Ninon Marapachi	Title: Director
Name: Ninon Marapachi
Title: VP of MLAI

The Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By: /s/ Ninon Marapachi
Name: Ninon Marapachi
Title: VP of MLAI